AXEDA SYSTEMS INC.

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Axeda Systems Inc.

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-119981, 333-109386, 333-70234 and 333-60538) and in the registration statements on Form S-8 (Nos. 333-113908, 333-103826, 333-82510 and 333-94417) of Axeda Systems Inc. of our report dated March 30, 2005, relating to the consolidated balance sheets of Axeda Systems Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Axeda Systems Inc.

Our report dated March 30, 2005 contains an explanatory paragraph that states that the Company has reported recurring losses from operations and negative cash flows from operations since inception, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

Our report on the consolidated financial statements refers to a change in the method of accounting for goodwill and other intangible assets.

KPMG LLP

Philadelphia, Pennsylvania

April 11, 2005